Exhibit 4.1

CONVERTIBLE PROMISSORY NOTE

THIS CONVERTIBLE PROMISSORY NOTE (THIS “NOTE”) AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBJECT TO THE SUBORDINATION AGREEMENT DATED MARCH 31, 2023 AMONG PNC BANK, NATIONAL ASSOCIATION, MOTORCAR PARTS OF AMERICA, INC., D & V ELECTRONICS LTD., DIXIE ELECTRIC LTD., DIXIE ELECTRIC INC., BISON CAPITAL PARTNERS VI, L.P. AND BISON CAPITAL PARTNERS VI-A, L.P.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT UNDER SECTIONS 1272, 1273 AND 1275 OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).  YOU MAY CONTACT THE CHIEF FINANCIAL OFFICER, AT 2929 CALIFORNIA STREET TORRANCE, CA 90503, WHO WILL PROVIDE YOU WITH ANY REQUIRED INFORMATION REGARDING THE ORIGINAL ISSUE DISCOUNT, INCLUDING THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE AND THE YIELD TO MATURITY.

CONVERTIBLE PROMISSORY NOTE
Due March 30, 2029

$[_____][1]	March 31, 2023 (the “Original Issue Date”)

FOR VALUE RECEIVED, the undersigned, MOTORCAR PARTS OF AMERICA, INC., a New York corporation (“Maker” or the “Company”), hereby promises to pay to BISON CAPITAL PARTNERS [VI / VI-A], L.P., a Delaware limited partnership or its registered assigns (such Person or any registered assigns, “Holder”), the principal sum of [_____ Dollars ($_____)] (the “Original Principal Amount”) plus all interest thereon and other amounts payable hereunder at the times and on the dates set forth herein.  Except as otherwise stated herein, the principal amount of this Note, the interest thereon and all other amounts due hereunder shall be payable in lawful currency of the United States of America in immediately available funds and in the manner provided in Section 7.

[1]	NTD: Holder’s Pro Rata Percentage of the Purchase Price (as defined in the NPA).

This Note is one of the two Notes (such other Note, the “Other Note”) referred to in that certain Note Purchase Agreement dated as of even date herewith by and among (a) Maker, on the one hand, and (b) Holder, Bison Capital Partners [VI / VI-A], L.P., a Delaware limited partnership, and [Holder / Bison Capital Partners VI, L.P.], as the purchaser representative thereunder, on the other hand (including all annexes, exhibits and schedules thereto, as from time to time amended, restated, supplemented or otherwise modified, the “Purchase Agreement”).  This Note is subject to the provisions of the Purchase Agreement including the provisions therein with respect to exercising rights and remedies under this Note.  Holder is entitled to the benefits of this Note and the Purchase Agreement to the extent that it relates to this Note, and may enforce the agreements of the Company contained herein and therein and exercise the remedies provided for hereby and thereby or otherwise available in respect hereto and thereto, subject to the terms and conditions herein and therein.  Capitalized terms used herein without definition are used herein with the meanings ascribed to such terms in the Purchase Agreement.

1.           Interest.

(a)        Regular interest (“Interest”) shall accrue on the principal amount of this Note at a per annum rate equal to ten percent (10.0%) (such interest rate, the “Scheduled Interest Rate”).  Interest at the Scheduled Interest Rate shall be due and payable in arrears annually on the first Business Day of each April (each such scheduled date for interest payment, an “Interest Payment Date”), commencing on April 1, 2024, and shall be paid, at the election of Maker, on each Interest Payment Date either in kind or in cash; provided, however, that if Maker does not make an election prior to the Interest Payment Date, Maker shall be deemed to have elected for the applicable Interest to be paid in kind; provided further that Maker shall be deemed to have elected that the Interest through April 1, 2024 shall be paid in kind.  Each reference in this Note to the payment of interest in kind shall mean that such interest shall be automatically added to the outstanding principal amount of this Note on the date such interest was due (whether such date is an Interest Payment Date or otherwise) and shall further accrue interest in the same manner as the outstanding principal under this Note.

(b)        Upon the Maturity Date, all accrued and unpaid Interest under this Note shall be due and payable pursuant to Section 2.  For the avoidance of doubt, the Company may be further responsible for Default Interest and Costs (as all such terms are defined below) under and pursuant to the terms of this Note, all of which will be due and payable as set forth in this Note, and the Company’s obligation to pay such amounts will survive the Company’s discharge of principal and Interest due under this Note.

(c)          Interest under this Note shall accrue from and including the Original Issue Date until the repayment (or, as set forth in Section 3, Section 4 or Section 5 of this Note, conversion or redemption) in full of the principal of this Note, all other Outstanding Amounts (as defined below) and all other amounts, if any, payable under this Note.  All interest payable under this Note shall be computed on the basis of a 360 day year of twelve 30-day months, and for partial months, on the basis of actual days elapsed over a 30-day month.

(d)        With five (5) Business Days prior written notice to Holder (the “Accrued Interest Notice”), Maker may elect to pay all or part of the Interest previously accrued and paid in kind (the “Accrued Interest”) in cash (the “Accrued Interest Cash”); provided, however, that without Holder’s prior written consent, Maker shall not have such right after the date that Maker receives an indication of interest  for a Fundamental Transaction Maker believes is reasonably likely to actually result in a Fundamental Transaction (unless and until the contemplated Fundamental Transaction is abandoned).  If such Accrued Interest is paid in cash, the outstanding principal shall be adjusted to account for this payment of the Accrued Interest.

(e)       If Maker provided the Accrued Interest Notice and paid Holder Accrued Interest Cash, and, within ninety (90) days of such payment, Maker issues a Redemption Offer pursuant to Section 5(a) herein, Holder may return such paid Accrued Interest Cash to the Company (whereupon it shall be added to principal balance of this Note) prior to (but contingent upon) the consummation of the applicable redemption (and if the redemption does not occur by the date provided therefor, the Company shall return such amount to Holder upon its request).

2.           Repayment of Principal.

(a)          All payments of principal under this Note plus any accrued but unpaid interest thereon (including Interest at the Scheduled Interest Rate and Default Interest) (collectively, the “Outstanding Amount” or “Outstanding Amounts”), shall be due and payable in immediately available funds on March 30, 2029 (the “Maturity Date”), unless this Note has been earlier converted or redeemed as described below in Section 3, Section 4 or Section 5.  For the avoidance of doubt, nothing in this clause shall affect the obligation of Maker to make, or the right of Holder to demand, payments of interest and Costs when due and payable in accordance with the other provisions of this Note.

(b)          Maker may not prepay or redeem all or any portion of this Note, except as otherwise provided herein or with the prior written consent of Holder.

(c)          Prior to the close of the first “accrual period” (within the meaning of Section 163(i)(2) of the Code) ending after the fifth anniversary of the Original Issue Date and prior to the close of each subsequent accrual period (the date of each such payment, an “AHYDO Payment Date”), Maker shall make a cash payment on the Note in an amount equal to the AHYDO Amount, without payment of any premium or penalty.  For purposes of this Section 2(c), “AHYDO Amount” means, as of each AHYDO Payment Date, the amount sufficient to ensure that the Note will not be an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code and that such Note shall be treated as not having “significant original issue discount” within the meaning of Section 163(i)(2) of the Code.  Each payment of the AHYDO Amount shall be treated for tax and all other relevant purposes first as a payment of the current accrued and unpaid interest (including any interest paid in kind) as of each such AHYDO Payment Date to the extent thereof and thereafter as an additional payment on the Note.  Notwithstanding anything herein to the contrary, it is the intention of this Section 2(c) that the Note shall not be treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code, and the provisions hereunder shall be construed pursuant to this intent.  The computations and determinations made by Maker under this provision shall be binding upon Holder.

3.           Conversion.

(a)       Generally.  Holder shall have the right at any time and from time to time to convert all or any portion of the Outstanding Amounts into fully paid, non-assessable and freely tradeable shares of Common Stock at the Conversion Price in effect at the time of conversion (the “Conversion Right”); provided, that any such exercise of a Conversion Right shall be for an amount no less than and (if for less than the Outstanding Amounts) in a whole multiple of Five Million Dollars ($5,000,000) (unless the Outstanding Amounts are less than Five Million Dollars ($5,000,000), in which case the conversion amount shall be the Outstanding Amounts).  The “Conversion Price” is initially equal to Fifteen Dollars ($15) per share, subject to adjustment as provided pursuant to the terms of this Note (as so adjusted, the “Conversion Price”).

(b)          Termination of Conversion Right.  The Conversion Right shall terminate upon redemption in full of this Note.

(c)          Fractional Shares.  No fractional shares of Common Stock shall be issued upon any conversion of this Note.  In lieu of any fractional shares to which Holder would otherwise be entitled, the number of shares of Common Stock to be issued upon conversion of this Note shall be rounded to the nearest whole share.

(d)          Mechanics of Conversion.

(1)        Notice of Conversion.  Holder shall exercise the Conversion Right by transmitting by email (or otherwise delivering) a signed (which may be in electronic format and may be delivered by email) copy of a written conversion notice substantially in the form attached hereto as Exhibit A (the “Conversion Notice”) to the Company in accordance with Section 15 (the “Notice of Conversion”), which notice shall specify the portion of the Outstanding Amounts to be converted and the date the applicable conversion is to be effected (the “Conversion Effective Date”), and may specify that the effectiveness of the exercise of the Conversion Right is contingent upon the consummation of a transaction or occurrence meeting conditions specified by Holder (such as timing and consideration payable to holders of Common Stock), in which case the Conversion Effective Date shall be deemed to be the date of the consummation of such event and, if such specified conditions are not met, the Conversion Notice shall be deemed automatically withdrawn unless Holder otherwise indicates in a written notice delivered to the Company.  Without limiting the foregoing, Holder shall have the right to withdraw the Conversion Notice by delivery of a notice of withdrawal to the Company at any time prior to the Conversion Effective Date.

(2)          Issuance of Shares.  Within one (1) Business Day after the Conversion Effective Date, Maker shall cause to be issued in the name of and delivered to Holder a certificate or certificates for the number of shares of Common Stock to which Holder is entitled upon exercise of the Conversion Right.

(3)        Reservation of Shares.  The Company shall, at all times when this Note shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the Conversion Right, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of the then Outstanding Amounts, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the Conversion Right of the then Outstanding Amounts, the Company shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the certificate of incorporation or other Governing Documents of the Company.  Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of this Note, the Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

(4)          Taxes.  The Company shall pay any and all stamp, documentary or similar issue Taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon exercise of the Conversion Right.  The Company shall not, however, be required to pay any Tax which may be payable (i) by Holder as a result of the exercise of its Conversion Right or (ii) in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which this Note so converted was registered, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such Tax or has established, to the satisfaction of the Company, that such Tax has been paid.

(e)          Adjustment for Stock Splits and Combinations.  If the Company shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.  If the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.  Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f)          Adjustment for Certain Dividends and Distributions.  In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1)          the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)         the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing: (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (ii) no such adjustment shall be made if Holder simultaneously receives a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if the Outstanding Amounts had been converted into Common Stock on the date of such event.

(g)          Adjustments for Other Dividends and Distributions.  In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Subsection 3(f) do not apply to such dividend or distribution, then and in each such event Holder shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if the entire Outstanding Amounts had been converted into Common Stock on the date of such event.

(h)          Adjustment for Merger or Reorganization, etc.  If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 3(e), 3(f) and 3(g)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, the Note shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Company issuable upon conversion of the Note immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as reasonably determined in good faith by the Board) shall be made in the application of the provisions in this Subsection 3(h) with respect to the rights and interests thereafter of Holder, to the end that the provisions set forth in this Subsection 3(h) (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Note.

(i)          Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 3, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than thirty (30) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Note is convertible) and showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, as promptly as reasonably practicable after the written request at any time of Holder (but in any event not later than thirty (30) days thereafter), furnish or cause to be furnished to Holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of the Note.

(j)          Notice of Record Date.  In the event: (1) the Company shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Note) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security, (2) of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, or any Fundamental Transaction; or (3) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, then, and in each such case, the Company will send or cause to be sent to Holder a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Note) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Note and the Common Stock.  Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

(k)          Post-Conversion Covenants.  Unless Maker and Holder otherwise agree, acting reasonably and in good faith, if the sum of (i) the aggregate proceeds received by Holder from the sale of shares of Common Stock received pursuant to the exercise of the Conversion Right (net of all underwriting discounts, selling commissions and similar costs applicable to the sale of such shares) plus (ii) any cash interest Holder has received to such date (together, the “Total Holder Amount”) exceeds two (2) times the Original Principal Amount, Holder shall pay to Maker fifteen percent (15%) of all Interest and Default Interest paid to Holder except to the extent that such payment would result in the Total Holder Amount (after deducting such payment) to be less than two (2) times the Original Principal Amount.  Such payment shall be deemed additional consideration for the applicable shares of Common Stock, to be allocated among such shares in a manner jointly determined by Maker and Holder, acting reasonably and in good faith.   This Section 3(k) shall not be applicable if Maker has made a Redemption Offer (as defined below).

4.          Event of Default.  Upon the occurrence of an Event of Default, Maker shall as soon as reasonably practicable but in all events within five (5) Business Days deliver written notice thereof (an “Event of Default Notice”) to Holder.

(a)          Default Interest.  Upon and during the occurrence and continuance of an Event of Default, at the option of Holder (by written notice to Maker, which notice shall be given effect as of the date of the occurrence of such Event of Default), this Note and all Outstanding Amounts hereunder shall bear interest, from the date of the occurrence of such Event of Default until such Event of Default is cured or waived in writing, at a per annum rate equal to twelve percent (12.0%) (the “Default Interest Rate,” and all such additional amounts of interest described in this Section 4(a), the “Default Interest”); provided, however, upon and during the occurrence and continuance of an Event of Default pursuant to Section 9.1(b) of the Purchase Agreement, this Note and all Outstanding Amounts hereunder shall bear interest at the Default Interest Rate automatically from the date of the occurrence of such Event of Default until such Event of Default is waived in writing. Default Interest shall be due and payable, at the election of Maker, on the last day of each of the first two three month periods occurring following the Event of Default either in kind or in cash; provided, however, that if Maker does not make an election prior to the applicable date, Maker shall be deemed to have elected for the applicable Interest to be paid in kind; and provided further that Default Interest accruing following the second three month period, along with any interest paid in kind pursuant to the first part of this sentence, shall be due and payable in cash on demand.

(b)        Rights and Remedies on Event of Default.  Upon the occurrence and during the continuation of an Event of Default, (i) Holder shall have all rights and remedies specified herein with respect to an Event of Default, (ii) Holder shall have the right to declare all Outstanding Amounts and other amounts owing by the Maker to the Holder under this Note immediately due and payable in cash if such Event of Default has not been cured (to the extent the Maker has a cure right for such Event of Default pursuant to Section 9.2 of the Purchase Agreement) as set forth in Section 9.2 of the Purchase Agreement; provided, however, if any Event of Default described in Section 9.1(b) of the Purchase Agreement occurs, all Outstanding Amounts and other amounts owing by the Maker to the Purchaser under this Note shall automatically become due and payable in cash without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Maker; (iii) the rights and remedies specified in the Purchase Agreement shall be available for the benefit of Holder and (iv) Holder shall have all other rights and remedies available to it at law or in equity that apply to a breach of contract.  Without limiting the foregoing, even if an Event of Default occurs, Holder reserves the right to exercise the Conversion Right with respect to all or any portion of the Outstanding Amounts in accordance with Section 3.

5.           Redemption.

(a)        Redemption by the Company.  If the Redemption Conditions (as defined below) are met as of both the date of the Redemption Offer and the date of the redemption, the Company shall have the right, from and after March 31, 2026, being the date that is thirty-six (36) months after the Original Issue Date, to provide thirty (30) days written notice to Holder indicating its intention (the “Redemption Offer”) to repay all or part of the outstanding Notes at the Company Redemption Price; provided, that any such exercise of the Redemption Offer shall be for an amount no less than and (if for less than the Outstanding Amounts) in a whole multiple of the product of Ten Million Dollars ($10,000,000) (unless the Outstanding Amounts are less than Ten Million Dollars ($10,000,000), in which case the redemption amount shall be the Outstanding Amounts).  At any time until fifteen (15) days prior to the closing of the Redemption Offer, Holder may elect to convert all or part of the Outstanding Amounts into Common Stock pursuant to Section 3 above, provided that, if the volume weighted average price (“VWAP”) of the Common Stock as reported on The NASDAQ Stock Market (or, if The NASDAQ Stock Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded) for the twenty (20) consecutive Trading Day (as defined in the Warrant) period ending on the Trading Day immediately prior to the date the notice of the Redemption Offer is delivered is less than $15.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock effected after the date hereof), at any time until five (5) Business Days prior to the closing of the Redemption Offer, Holder may elect to convert all or part of the Outstanding Amounts into Common Stock pursuant to Section 3 above.

(b)        Redemption Upon Fundamental Transaction.  The Company shall deliver written notice (the “Fundamental Transaction Notice”, and with the Redemption Offer, the “Redemption Notices”) to Holder upon the earlier of (i) thirty (30) days prior to the consummation of a Fundamental Transaction, or (ii) the public announcement of such Fundamental Transaction, which notice shall include the material terms of the Fundamental Transaction (and each time there are any changes in the material terms of the Fundamental Transaction, the Company shall promptly thereafter, and in all events no less than thirty (30) days prior to the consummation thereof, deliver a notice to Holder setting forth such changes).  At any time prior to five (5) Business Days prior to the closing of the Fundamental Transaction, Holder will have the right, by written notice to the Company, to require the Company to redeem this Note in full in cash at the Applicable Sale Redemption Price effective (and contingent) upon consummation of the Fundamental Transaction.  As used herein, a “Fundamental Transaction” means the occurrence of any of the following:  (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes, or obtains rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than thirty-three percent (33%) of the outstanding Capital Stock of the Company; (b) the consummation of an Acquisition, an Asset Transfer, or a liquidation, dissolution or winding up of the Company; (c) any transaction or series of transactions similar to the foregoing clauses of this paragraph; or (d) the Board or stockholders of the Company authorize or approve any of the foregoing clauses of this paragraph.

(c)         Redemption Conditions.  The “Redemption Conditions” shall mean that the following conditions are satisfied: (i) the Common Stock is listed on a national exchange, including on The NASDAQ Stock Market, (ii) there is no Event of Default occurring and continuing and (iii) Adjusted EBITDA as defined in and reported by the Company in its most recent earnings release for the most recent four quarters is greater than Eighty Million Dollars ($80,000,000).

(d)          Holder Redemption Price.  For purposes of this Section 5, the “Holder Redemption Price” shall mean the outstanding principal amount of the Note at the time of redemption (or portion thereof), plus any accrued and unpaid interest thereon at the Scheduled Interest Rate, plus any accrued and unpaid Default Interest.

(e)          Company Redemption Price.  For purposes of this Section 5, the “Company Redemption Price” shall mean Holder Redemption Price plus Holder’s Pro Rata Percentage (as defined in the Purchase Agreement) of Four Million Dollars ($4,000,000), provided, however, that if the VWAP of the Common Stock as reported on The NASDAQ Stock Market (or, if The NASDAQ Stock Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded) for twenty (20) Trading Days during the period commencing on the date hereof and ending 180 days hereafter is less than $8.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock effected after the date hereof), the Company Redemption Price shall mean Holder Redemption Price plus Holder’s Pro Rata Percentage of Five Million Dollars ($5,000,000); provided, further, that if the exercise conditions as described in the Warrant are met, the Company Redemption Price shall mean Holder Redemption Price plus Holder’s Pro Rata Percentage of Two Million Dollars ($2,000,000). The Company Redemption Price and Holder Redemption Price shall be known as the “Redemption Prices,” and each a “Redemption Price.”

(f)          Applicable Sale Redemption Price.  For purposes of this Section 5, the “Applicable Sale Redemption Price” shall mean (i) until the date that is thirty-six (36) months after the Original Issue Date, the Company Redemption Price, and (ii) on and after the date that is thirty-six (36) months after the Original Issue Date, the Holder Redemption Price.

(g)          Redemption Mechanics.  Maker shall deliver a calculation of the applicable Redemption Price to Holder within three (3) Business Days after Holder’s receipt of the applicable Redemption Notice.  Maker shall deliver the applicable Redemption Price to Holder concurrently with the consummation of such Fundamental Transaction or, upon receipt of a Redemption Offer, within the time specified within such Redemption Offer.  In addition, in the event all of the then Outstanding Amounts are redeemed, then Maker shall, on the effective date of the redemption (the “Redemption Date”), pay to Holder all Outstanding Amounts and Holder shall promptly thereafter deliver to the Company the original Note, marked cancelled.

6.          Maximum Lawful Rate of Interest.  The rate of interest payable under this Note shall in no event exceed the maximum rate permissible under applicable Law.  If the rate of interest payable on this Note is ever reduced as a result of this Section 6 and at any time thereafter the maximum rate permitted under applicable Law exceeds the rate of interest provided for in this Note, then the rate provided for in this Note shall be increased to the maximum rate provided for under applicable Law for such period as is required so that the total amount of interest received by Holder is that which would have been received by Holder but for the operation of the first sentence of this Section.

7.           Manner of Payment.   Payments of principal, interest and other amounts due under this Note shall be made no later than 11:00 a.m. (Pacific Time) on the date when due and in lawful money of the United States of America (by wire transfer in funds immediately available at the place of payment) to such account as Holder may designate in writing to Maker at least three (3) Business Days prior to such payment date.  Any payments received after 11:00 a.m. (Pacific Time) shall be deemed to have been received on the following Business Day.  Any payments due hereunder that are due on a day which is not a Business Day shall be payable on the following Business Day, and such extension of time shall be included in the computation of all amounts payable hereunder.

8.           Transfer.

(a)         The term “Holder” as used herein shall initially mean Holder named in this Note and shall also include any transferee of this Note whose name has been recorded in the register for the registration and registration of transfers of this Note (the “Register”), which Register shall be maintained by Maker at its principal executive office.  Each transferee of this Note acknowledges that this Note has not been registered under the Securities Act, and may be transferred only pursuant to an effective registration under the Securities Act or pursuant to an applicable exemption from the registration requirements of the Securities Act.

(b)          The name and address of Holder, each transfer thereof and the name and address of each transferee shall be registered in the Register, and upon notice of such transfer, Maker shall be obligated to record such information in the Register.  Prior to due presentment for registration of transfer, absent manifest error, the Person in whose name this Note is registered shall be deemed and treated as the owner and holder thereof for all purposes hereof.  Any transfer of this Note shall be effective as against Maker upon appropriate entries with respect thereto being made in the Register.

(c)         Holder may, at any time and from time to time without the consent of Maker, assign or transfer to one or more Persons all or any portion of this Note; provided that Holder may not, without the consent of Maker, assign or transfer all or any portion of this Note to one or more Persons which Maker shall reasonably determine is in the same or substantially similar business that is competitive with Maker.  Upon surrender of this Note at Maker’s principal executive office for registration of any such assignment or transfer, accompanied by a duly executed instrument of transfer, Maker shall, at its expense and within five (5) Business Days of such surrender, execute and deliver one or more new notes of like tenor in the requested principal denominations and in the name of the assignee or assignees and bearing the legend set forth on the face of this Note, and this Note shall promptly be canceled.  If the entire outstanding principal balance of this Note is not being assigned, Maker shall issue to Holder hereof, within five (5) Business Days of the date of surrender hereof, a new note which evidences the portion of such outstanding principal balance not being assigned.  If this Note is divided into one or more notes, is held at any time by more than one Holder, and any payments of principal of, premium on (if any), interest or other amounts on this Note are made that are not sufficient to pay the amounts then due hereunder, then such payments shall be made pro rata with respect to all such notes in accordance with the outstanding principal amounts thereof.

(d)          Notwithstanding anything to the contrary contained herein, the Note is a registered obligation, the right, title and interest of Holder and its assignees in and to the Note shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein.  This Section 8(d) shall be construed so that the Note is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code.

(e)          Except as otherwise permitted by Section 8(c) or Section 9(a) or following an Event of Default, Holder and any permitted transferee thereof as set forth above shall not, without the prior written consent of Maker, make any short sale of, grant or sell any option for the purchase of, lend, pledge, in whole or in part, any of the economic consequences of ownership (whether any such transaction is described above or is to be settled by delivery of the Notes in cash, or otherwise), the Note or shares of Common Stock then owned by Holder or any transferee thereof, or enter into an agreement to do any of the foregoing.

9.           Persons Deemed Owners; Participations.

(a)          Prior to due presentment for registration of any assignment, Maker may treat the Person in whose name this Note is registered as the owner and Holder of this Note for all purposes, and Maker shall not be affected by notice to the contrary.  Subject to the preceding sentence, Holder may grant to any other Person participations from time to time in all or any part of this Note on such terms and conditions as may be determined by Holder in its sole discretion, subject to applicable federal and state securities Laws.  Notwithstanding anything to the contrary contained herein or otherwise, nothing in the Purchase Agreement, this Note or any other Transaction Document or otherwise shall confer upon the participant any rights in the Purchase Agreement or any other Transaction Document, and Holder shall retain all rights with respect to the administration, waiver, amendment, collection and enforcement of, compliance with and consent to the terms and provisions of the Purchase Agreement, this Note or any other Transaction Document.

(b)        In addition, Holder may, without the consent of the participant, give or withhold its consent or agreement to any amendments to or modifications of the Purchase Agreement, this Note or any other Transaction Document, waive any of the provisions hereof or thereof or exercise or refrain from exercising any other rights or remedies which Holder may have under the Purchase Agreement, this Note or any other Transaction Document or otherwise.

10.       Replacement of Note.  On receipt by Maker of an affidavit of an authorized representative of Holder stating the circumstances of the loss, theft, destruction or mutilation of this Note (and in the case of any such mutilation, on surrender and cancellation of this Note), Maker, at its expense, will promptly (and in no event later than five (5) Business Days after such notice) execute and deliver, in lieu thereof, a new note in the same form and of like tenor as this Note.

11.         Costs of Collection.  Maker agrees to pay all costs and expenses, including the fees and expenses of any attorneys, accountants and other experts retained by Holder, which are expended or incurred by Holder in connection with: (a) the enforcement of this Note or the collection of any sums due hereunder, whether or not suit is commenced; (b) any actions for declaratory relief in any way related to this Note; (c) the protection or preservation of any rights of Holder under this Note; (d) any actions taken by Holder in negotiating any amendment, waiver, consent or release of or under this Note, (e) in connection to this Note, Holder’s participation in any refinancing, restructuring, bankruptcy or insolvency proceeding involving Maker, any other Group Company or any other Affiliate of Maker; (f) any refinancing or restructuring of this Note, including, without limitation, any restructuring in the nature of a “work out” or in any insolvency or bankruptcy proceeding and (g) without duplication the foregoing, Purchaser Expenses (collectively, “Costs”).  All of these Costs shall be payable by Maker within ten (10) days after Holder provides written notice of such Costs to the Company.  Unpaid Costs remaining after ten (10) days after Holder provides written notice of such Costs to the Company shall bear interest at the Default Interest Rate until paid, but not in excess of the maximum rate permitted by Law.

12.        Extension of Time.  Holder, at its option, may extend the time for payment of this Note, postpone the enforcement hereof, or grant any other indulgences without affecting or diminishing Holder’s right to recourse against the Company, which right is expressly reserved.

13.         Company’s Waivers.  Maker hereby waives presentment for payment, demand, protest, notice of protest and notice of dishonor hereof, and all other notices of any kind to which it may be entitled under applicable Law or otherwise.  All payments under this Note shall be made without setoff, counterclaim or deduction of any kind.

14.         Stay, Extension and Usury Laws.  To the extent that it may lawfully do so, Maker (A) agrees that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law (wherever or whenever enacted or in force) that may affect the covenants or the performance of this Note; and (B) expressly waives all benefits or advantages of any such law and agrees that it will not, by resort to any such law, hinder, delay or impede the execution of any power granted to Holders by this Note, but will suffer and permit the execution of every such power as though no such law has been enacted.

15.         Notices.  All notices, consents and other communications required or permitted by this Note shall be in writing and shall be (a) delivered to the appropriate address by hand, by nationally recognized overnight service or by courier service (costs prepaid), (b) sent by facsimile or e-mail, or (c) sent by registered or certified mail, return receipt requested, in each case to the addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated in the Purchase Agreement (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other party).  All notices, consents, waivers and other communications shall be deemed to have been duly given (as applicable): if delivered by hand, when delivered by hand; if delivered by overnight service, when delivered by nationally recognized overnight service; if delivered by courier, when delivered by courier; if sent via registered or certified mail, five (5) Business Days after being deposited in the mail, postage prepaid; or if delivered by email or facsimile, when transmitted if transmitted without indication of delivery failure and prior to 5:00 p.m. local time for the recipient (and if on or after 5:00 p.m. local time for the recipient, then delivery will be deemed duly given at 9:00 a.m. local time for the recipient on the subsequent Business Day).

16.          Governing Law; Waiver.

(a)          In all respects, including matters of construction, validity and performance, this Note shall be governed by, and construed and enforced in accordance with, the internal Laws of the State of New York applicable to Contracts made and performed in that state (without regard to the choice of law or conflicts of law provisions thereof that would require the application of the Law of any other jurisdiction).

(b)        TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS NOTE, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS.  THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS NOTE.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

(c)          This section shall survive the termination of this Note.

17.      Arbitration.  All claims, controversies or disputes arising under or in connection with this Note, between or among any of the parties (and their respective Representatives), whether sounding in contract or tort, including arbitrability and any claim that this Note was induced by fraud (collectively, the “Covered Claims”), will be resolved by binding arbitration in Los Angeles, California in accordance with the following terms and conditions:

(a)          Administrator.  The arbitration of all Covered Claims will be administered by the American Arbitration Association (“AAA”) in accordance with the AAA Commercial Arbitration Rules then in effect, except that the arbitration proceedings will be governed by California procedural law as if the Covered Claims had been brought in a state court of California; provided, however, that (i) the parties waive any right to jury, (ii) there shall be no interlocutory appellate relief (such as writs) available, (iii) discovery will be limited to matters which are directly relevant to the issues in the arbitration and (iv) any award of the Arbitrator shall be final and binding and non-appealable.

(b)          Arbitrator.  The arbitration will take place in the Los Angeles, California office of AAA and be conducted by a single, neutral arbitrator (“Arbitrator”), to be selected as follows: (i) within seven (7) Business Days from service of an arbitration complaint, the parties will endeavor in good faith to agree upon an Arbitrator; and (ii) failing such agreement under subparagraph (i) above, the parties, or any party, will ask AAA to supply the parties with a list of no less than seven (7) arbitrators (all of whom shall disclose and clear any potential conflicts) having no less than five (5) years’ experience in arbitrating complex business arrangements.  Upon receipt of that list of potential arbitrators, each of the parties will communicate within seven (7) days to AAA the names of four arbitrators from the list that the party would agree to use or its right to participate in the selection of the arbitrator will be forfeited.  As soon as AAA receives the selections from affected parties, AAA will review the selected arbitrators and appoint one of those arbitrators whose name appears on all of the lists submitted by the parties.  AAA will have the discretion to select the arbitrator that it believes is best suited for the arbitration in terms of experience and availability, and AAA’s selection will be final.

(c)          Interim, Provisional or Emergency Relief.  The Arbitrator may, in the course of the proceedings, order any interim, provisional or emergency relief, remedy or measure (including attachment, preliminary injunction, or the deposit of specified security) that the Arbitrator considers to be necessary, just and equitable.  The failure of a party to comply with such an interim order may, after due notice and opportunity to cure such noncompliance, be treated by the Arbitrator as a default, and some or all of the claims or defenses of the defaulting party may be stricken and partial or final award entered against such party, or the Arbitrator may impose such lesser sanctions as the Arbitrator may deem appropriate.  This Section 17 will not preclude the parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction, and each of the parties irrevocably submits to the jurisdiction of the Superior Court and the Federal Court, located in the county of Los Angeles, California, in conjunction with an application for a provisional remedy.

(d)         Excluded Claims.  The term “Covered Claims” as used in this Note does not include compulsory or permissive cross-claims between or among the parties that arise in a legal action brought by or against a non-signatory hereto (“Non-Signatory Action”) or any dispute submitted to the Accounting Firm in accordance with Section 4.  However, a party that has the right to assert a permissive cross-claim against another party in a Non-Signatory Action may choose to treat that claim as a Covered Claim and assert it in accordance with the terms of this Note.  The term “Covered Claims” as used in this Note also does not limit the right of any party to (i) foreclose against real or personal property collateral, (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before, during or after the pendency of any arbitration proceeding.  The exclusions from “Covered Claims” set forth in this Section 17(d) do not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in this Section 17(d).

(e)          Record and Proceedings.  A full stenographic or electronic record of all proceedings in the arbitration will be maintained, and the Arbitrator will issue rulings, a statement of decision and a judgment as if the Arbitrator were a sitting judge of the state court of California, with all of the powers (including with respect to remedies) vested in such a judge.  The fees and costs of creating and maintaining a stenographic or electronic record will be initially borne by the parties to the arbitration in equal amounts.

(f)          Res Judicata, Collateral Estoppel and Law of the Case.  A decision of the Arbitrator will have the same force and effect with respect to collateral estoppel, res judicata and law of the case that such decision would have been entitled to if decided in a court of law, but in no event will such a decision be used by or against a party to this Note in a Non-Signatory Action.

(g)          Jurisdiction/Venue/Enforcement of Award.  The parties consent and submit to the exclusive personal jurisdiction and venue of the state and federal courts located in Los Angeles, California to confirm any arbitration award granted pursuant to this Note, including, but not limited to, any award granting equitable relief, and to otherwise enforce this Note and carry out the intentions of the parties to resolve all Covered Claims through arbitration.  This Section 17 does not prevent the parties from enforcing the award of the arbitrator in the court of any other jurisdiction, to the extent permitted by applicable Law (for example, if property that is the subject of the award is located in another jurisdiction).

(h)          Confidentiality.  All arbitration proceedings will be closed to the public and confidential, and all records relating thereto will be permanently sealed, except as necessary, and only to the extent reasonably necessary, to obtain court confirmation of the judgment of the Arbitrator, and except as necessary, and only to the extent reasonably necessary, to give effect to res judicata and collateral estoppel (e.g., in a dispute between the parties that is not a Covered Claim), in which case all filings with any court will be sealed to the extent permitted by the court.  A party (including such party’s counsel or other Representatives) may disclose to the media only the fact and generic nature of a Covered Claim that is being, or has been, arbitrated pursuant to this Note.  Nothing in this Section 17 is intended to, or shall, preclude a party from communicating with, or making disclosures to, its lawyers, tax advisors, auditors, lenders, general partners, limited partners, prospective investors, investors, landlords, regulators and insurers, as necessary and appropriate or from making such other disclosures as may be required by applicable Law.

(i)          Fees and Costs.  The parties to the arbitration will share equally in the fees of the Arbitrator and the administrative costs of the arbitration; provided, that the prevailing party in the arbitration will be entitled to recover its fees and costs (including reasonable attorneys’ fees) from the other party or parties.

18.         Specific Performance.  Maker acknowledges that the rights of the other parties under this Note are unique and the failure of Maker to perform its obligations hereunder would irreparably harm the other parties.  Accordingly, each such other party shall, in addition to such other remedies as may be available at law or in equity, have the right to enforce their rights hereunder by actions for specific performance to the extent permitted by applicable Law.

19.         Further Assurances.  Each of the parties shall execute such documents and perform such further acts (including obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Note.

20.         Severability.  If any one or more of the provisions contained in this Note, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Note.  The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Note with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

21.         Successors and Assigns.  All of the covenants and provisions of this Note shall bind and inure to the benefit of the parties’ respective successors and permitted assigns hereunder.  Except as otherwise provided in this Note in the case of Holder, neither party may assign any of its rights, or delegate any of its obligations, under this Note without the prior written consent of the other party, and any such purported assignment by such party without the written consent of the other parties shall be null and void and of no force or effect.  There are no intended third party beneficiaries of this Note.

22.         Entire Agreement; Amendment; Waiver.

(a)          This Note and the other Transaction Documents (together with the exhibits and schedules hereto and thereto) are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties in respect of the subject matter contained herein and therein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein.  The parties have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter hereof exclusively in contract pursuant to the express terms and provisions of this Note, the Purchase Agreement and the other Transaction Documents (together with the exhibits and schedules attached hereto and thereto), and the parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Note, the Purchase Agreement or any other Transaction Document.  Each party further acknowledges that, in entering into this Note, it has not relied on, and shall have no right or remedy in respect of, and hereby expressly disclaims, any statement, representation, assurance or warranty (whether made negligently or innocently) other than as expressly set out in this Note, the Purchase Agreement or any other Transaction Document.

(b)         Except as otherwise set forth in this Note, any amendment, supplement or modification of or to any provision of this Note, and waiver of any provision of this Note, and any consent to any departure by any party from the terms of any provision of this Note, shall be effective (i) only if it is made or given in writing and signed by Holder, on the one hand, and Maker, on the other hand, and (ii) only in the specific instance and for the specific purpose for which it is made or given.  No amendment, supplement or modification of or to any provision of this Note, or any waiver of any such provision or consent to any departure by any party from the terms of any such provision may be made orally.  Except where notice is specifically required by this Note, no notice to or demand on Maker in any case shall entitle Maker to any other or further notice or demand in similar or other circumstances.

(c)          No failure or delay on the part of Holder in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for in this Note are cumulative and are not exclusive of any remedies that may be available to Holder at law, in equity or otherwise.

23.          Time of the Essence.  With regard to all dates and time periods set forth or referred to in this Note, time is of the essence.

24.        Interpretation.  The descriptive headings of this Note are for convenience of reference only, do not constitute a part of this Note and are not to be considered in construing or interpreting this Note.  All section, clause and party references are to this Note unless otherwise stated.  No party, nor its counsel, shall be deemed the drafter of this Note for purposes of construing the provisions of this Note, and all provisions of this Note shall be construed in accordance with their fair meaning, and not strictly for or against any party.  References to “Dollars” and “$” shall be to United States Dollars, unless otherwise specified.  The words “including” and “includes” and words of similar import when used in this Note shall not be limiting and shall mean “including without limitation” or “includes without limitation”, as the case may be.  Unless the context otherwise requires, the “parties” means the parties to this Note.  Unless expressly provided otherwise, any approval or consent required to be given by a party in this Note shall be given or withheld by such party in its sole discretion.

25.        Federal Anti-Money Laundering Law.  To help the government fight the funding of terrorism and money laundering activities, federal Law requires financial institutions (which may include Holder and its Affiliates) to obtain, verify and record information that identifies each person who opens an account or other formal customer relationship.  Accordingly, in connection with this Note, Holder and its Affiliates may require the other parties to provide certified copies of its articles of incorporation, certificate of formation, operating agreement or other similar identifying documents.  Further, each party confirms that its legal name and address, as set forth in this Note, are true, complete and correct and covenants and agrees to provide such other information as may be necessary to allow Holder and its Affiliates to comply with such Laws.

26.         Electronic Signature.  This Note, the Conversion Notice and any other notice or document that may be delivered pursuant hereto may be executed by email, facsimile, portable document format (pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign).

27.        Taxes.  If any payments to Holder under this Note are made from outside the United States, Maker will not deduct any foreign taxes, deductions, withholdings, assessments, fees or other charges from any payments it makes to Holder, except as required by applicable law.  If any such foreign taxes, deductions, withholdings, assessments, fees or other charges are required to be deducted or withheld from any payments made by Maker from outside the United States (including payments under this Section 27 from outside the United States), Maker shall pay such taxes, deductions, withholdings, assessments, fees or other charges and will also pay to Holder any additional amount as necessary so that after such deduction or withholding on account of foreign taxes, deductions, withholdings, assessments, fees or other charges required to be deducted from any payments made by Maker from outside the United States has been made (including such deductions or withholding applicable to additional sums payable under this Section 27) Holder receives an amount equal to the sum it would have received had no such deduction or withholding been made.  Maker shall be entitled to make any other deduction or withholding from any payment which it makes hereunder for or on account of any present or future taxes, duties or charges to the extent so required by any applicable law, in which event Maker shall make such payment after such withholding or deduction has been made and shall account to the relevant authorities for the amount so withheld and deducted and, except as provided in the immediately preceding sentence, shall have no obligation to gross-up any payment hereunder or pay any additional amount as a result of such withholding.

28.         Tax Forms.  Holder shall deliver to Maker on or prior to the date it becomes a Holder hereunder, and from time to time thereafter upon the reasonable request of Maker or as required under applicable law, a duly completed and executed IRS Form W-9 certifying that Holder is exempt from U.S. federal backup withholding tax.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Convertible Promissory Note is executed by Maker as of the date first above written.

MOTORCAR PARTS OF AMERICA, INC.

By:
Name:
Title:

S-1

EXHIBIT A

CONVERSION NOTICE

MOTORCAR PARTS OF AMERICA, INC.

10.00% Convertible Promissory Note due 2029

This Conversion Notice is being delivered by the undersigned pursuant to Section 3 of that certain Convertible Promissory Note, dated as of March 31, 2023, issued by Motorcar Parts of America, Inc., a New York corporation (the “Company”), to Bison Capital Partners [VI / VI-A], L.P., a Delaware limited partnership, in the original principal amount of $[] (the “Note”).  Capitalized terms used herein without definition are used herein with the meanings ascribed to such terms in the Note.

On the terms and subject to the conditions of Section 3 of the Note, by executing and delivering this Conversion Notice, the undersigned holder of the Note identified below directs the Company to convert (check one):

☐	the entire Outstanding Amounts

☐	$[2] of the Outstanding Amounts

Effective as of ____________________.

Date:
(Legal Name of Holder)
By:
Name:
Title:

[2]	Must be an Authorized Denomination.

Exhibit A